loanDepot makes executive changes and streamlines organization
Changes in line with Vision 2025 strategy
David Hayes named Chief Financial Officer
IRVINE, Calif., June 2, 2023 – As part of its previously announced Vision 2025 plan, loanDepot, Inc. (NYSE: LDI) (together with its subsidiaries, "loanDepot" or the "Company") today announced organizational changes expected to improve operational efficiency, simplify the company’s leadership structure, and move certain key executive leadership positions to its Orange County, Calif. headquarters.

David Hayes, a senior finance executive with over 25 years of financial management, treasury, corporate finance, and mortgage industry experience, has been appointed Chief Financial Officer, effective June 26, 2023. Hayes, who will be based out of the company’s headquarters in Irvine, will be responsible for managing loanDepot’s financial functions, including its accounting, treasury, tax, corporate finance, and investor and lender relations activities. He joins loanDepot from CoreLogic, Inc., where he most recently served as Executive, Finance and Treasurer. Hayes succeeds Patrick Flanagan, who will be departing the company after a transition period.

loanDepot will also consolidate LDI Digital (including mellohome) into its existing production channels, under the leadership of LDI Mortgage President Jeff Walsh. This action is expected to further integrate the company’s digital products and unify its customer offerings. As a result of this organizational change, LDI Digital President Zeenat Sidi will be transitioning out of the organization.

In addition, the company will further streamline its management structure with the departures of Chief Accounting Officer Nicole Carrillo and Chief Human Resources Officer Kevin Tackaberry, who each will be leaving after a transition period.

“As we continue to advance our Vision 2025 plan, we expect to drive automation and operating leverage and invest in customer-facing tools and solutions, as well as implement operational and structural changes to optimize and streamline our business and position loanDepot for long-term growth and success,” said President and Chief Executive Officer Frank Martell.

“We welcome David Hayes to Team loanDepot as our new Chief Financial Officer. David brings a combination of strong leadership and deep mortgage industry knowledge to loanDepot. David is a consummate professional with significant financial leadership experience in our sector, and I look forward to partnering with him as we continue to execute our Vision 2025 plan.

“On behalf of the Board and the executive team, I want to express our gratitude to Pat for his leadership and commitment to loanDepot. Pat successfully helped steward the company from private to public ownership and helped guide loanDepot through the initial phases of the market downturn. Pat, along with Nicole, Kevin and Zeenat have been valued colleagues, and we wish them the very best in their future endeavors.”

loanDepot reaffirmed its second quarter 2023 outlook provided on May 9, 2023. The Company expects to report second quarter earnings results in August 2023.

About David Hayes
David Hayes joins loanDepot from CoreLogic, Inc. where he served in senior finance roles for the past 13 years. He was most recently Executive, Finance and Treasurer where he oversaw financial management of CoreLogic’s business operations including budgeting and forecasting, strategic planning, M&A, pricing, and capital expenditures. He also managed global enterprise liquidity, cash flow forecasting, investments, debt and capital markets, hedging, banking relationships, and corporate insurance.
Prior to joining CoreLogic in 2010, Hayes held various senior leadership positions across finance, treasury, and interest rate risk management at Prospect Mortgage, LLC, and Indymac F.S.B. (NYSE: IMB). He has served on the Boards of Directors of ComplianceEase and Symbility (TSX: SY.V)

Hayes received a bachelor’s degree in finance from Santa Clara University and an MBA from the University of Southern California's Marshall School of Business.

About loanDepot
loanDepot is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank retail mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through local, regional and national philanthropic efforts.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its business strategies, including the Vision 2025 plan, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com
Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com
LDI - IR

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